Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (No. 333-213703) on Form S-8 of FB Financial Corporation of our report dated March 31, 2017,  relating to the consolidated financial statements of FB Financial Corporation, appearing in this Annual Report on Form 10-K of FB Financial Corporation for the year ended December 31, 2016.

/s/ RSM US LLP

Jacksonville, Florida
March 31, 2017